UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K


                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                 January 7, 2000
                                (Date of earliest
                                 event reported)




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




     PENNSYLVANIA                  1-1401                   23-0970240
   (State or other             (Commission                (IRS Employer
   jurisdiction of             file number)               Identification
    incorporation)                                            Number)


     230l Market Street, Philadelphia, Pennsylvania           19101
        (Address of principal executive offices)            (Zip Code)


               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

On January 7, 2000, the Company issued the following press release:

      PECO ENERGY AND UNICOM AGREE TO ACCELERATE REPURCHASE OF $1.5 BILLION
                 IN STOCK AND ADJUST SHAREHOLDER CONSIDERATION

     Chicago, IL and Philadelphia, PA--Unicom Corporation (NYSE: UCM) and PECO Energy Company (NYSE: PE) today announced that their respective Boards of Directors have approved the accelerated repurchase of $1.5 billion in stock prior to the closing of their previously announced merger. The acceleration takes advantage of the companies' lower current stock prices. Additionally, the Boards adjusted the consideration to be received by shareholders in the merger forming Exelon Corporation.

     Unicom intends to repurchase approximately $1.0 billion of its outstanding shares and PECO Energy intends to repurchase approximately $500 million of its outstanding shares prior to closing. At closing, Unicom shareholders will receive 0.875 shares of Exelon common stock and $3.00 in cash for each of their shares of Unicom common stock; the cash consideration component totals approximately $500 million. PECO Energy shareholders will receive one share of Exelon common stock for each share of PECO Energy common stock that they own. The cash election feature of the transaction has been eliminated. Overall, the revised merger consideration is designed to be comparable to that of the original agreement.

     "Shareholders are getting enhanced value in Exelon, while retaining the benefits of the original agreement. These pre-closing stock repurchases reflect our belief that Unicom and PECO Energy represent tremendous values at current stock prices, and our certainty in the success of this merger of equals," said Unicom Chairman, President and CEO John W. Rowe.

     "Even as we pursue regulatory approvals, we continue to take advantage of opportunities to increase shareholder value. We believe that these steps will have a positive effect on Exelon's earnings per share and not change the anticipated closing date of the merger," added Corbin A. McNeill, Jr., Chairman, President and CEO of PECO Energy.

     These actions by the Boards relate only to the stock repurchase and shareholder consideration aspects of the merger. The revised consideration results in an increase from $1.5 billion to $2.0 billion in the amount of cash used to reduce outstanding shares. Further, the revision may result in a reduction in merger-related goodwill for accounting purposes. Financial advisors to each company have delivered fairness opinions in light of the revised transaction.

     The other  elements of the PECO Energy and Unicom merger remain  unchanged,
including  provisions   regarding  Board  and  senior  management   composition,
headquarters and the corporate structure of the transaction.

     PECO Energy Company is an electric and gas utility with 6,500 employees serving 1.5 million electric customers in the five-county Philadelphia region and more than 400,000 natural gas customers. It has aggressively forged into the deregulated marketplace, trading wholesale power 24 hours a day in 47 states and Canada, purchasing and operating nuclear generation and establishing unregulated ventures in retail energy sales, telecommunications and utility infrastructure management.

     Based in Chicago, Unicom Corporation is the parent of Commonwealth Edison Company ("ComEd"), which provides electric service across northern Illinois, serving approximately 3.4 million customers or 70 percent of the state's population. ComEd has the largest nuclear fleet in the country, with a total of 9,400 megawatts from 10 generating units at five sites. With more than $7 billion in revenues in 1998 and nearly 15,000 employees, Unicom is also the parent of Unicom Enterprises, Inc., the holding company for its unregulated subsidiaries.




This press release contains certain forward-looking statements within the meaning of the safe-harbor provisions of the Securities Exchange Act of 1934; these forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein may include factors that are beyond the companies' ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of Federal and State regulators. Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                 PECO ENERGY COMPANY


                                                 \S\ Jean H. Gibson
                                                 -----------------------
                                                 Vice President & Controller

January 7, 2000